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                                   EXHIBIT 21

                         Subsidiaries of the Registrant


1. First Federal of the South (federally chartered stock savings association), organized under the laws of the United States of America

2. Magnolia Title Services, Inc. (title insurance and related services) (50% ownership interest), organized under the laws of the State of Alabama

3. SouthFirst Financial Services, Inc. (insurance products and financial services), organized under the laws of the State of Alabama

4. SouthFirst Mortgage, Inc. (residential construction lending), organized under the laws of the State of Alabama